Exhibit 99.4
TELEFLEX INCORPORATED AND SUBSIDIARIES
Amounts Attributable to Common Shareholders
Adjusted Income from Continuing Operations, Net of Tax
And Diluted Earnings Per Share
To Reflect Discontinued Operations
(Unaudited)

	For the Year Ended December 31,
	2008		2007		2006
	(Dollars in thousands, except per share)
		EPS		EPS		EPS
Amounts attributable to common shareholders:

Income (loss) from continuing operations, net of tax	$97,369	$2.44	$(32,180)	$(0.82)	$70,071	$1.75
Tax adjustment related to untaxed unremitted earnings of foreign subsidiaries (A)	—	—	80,910	2.06	—	—
In-process R&D write-off (B)	—	—	30,000	0.76	—	—
Restructuring and other impairment charges, net of tax	18,068	0.45	7,568	0.19	14,089	0.35
Fair market value inventory adjustment, net of tax (C)	4,449	0.11	18,550	0.47	—	—
Write-off of deferred financing costs, net of tax (D)	—	—	3,405	0.09	—	—
One-time tax benefit	—	—	—	—	(4,843)	(0.12)
Losses (gains) and other charges, net of tax (E)	4,684	0.12	703	0.02	(119)	—
Anti-dilutive effect on EPS (F)	—	—	—	(0.03)	—	—

Income from continuing operations, net of tax excluding tax adjustment related to untaxed unremitted earnings of foreign subsidiaries, in-process R&D write-off, restructuring and other impairment charges, net of tax, fair market value inventory adjustment, net of tax, write-off of deferred financing costs, net of tax, a one-time tax benefit and losses (gains) and other charges, net of tax	$124,570	$3.13	$108,956	$2.75	$79,198	$1.98

(A)	Tax adjustment related to the repatriation of cash from foreign subsidiaries and a change in position regarding untaxed foreign earnings.

(B)	Write-off of in-process R&D acquired in connection with the Arrow acquisition.

(C)	Fair market value inventory adjustment reflecting the absorption of the Arrow inventory purchase price adjustment from the acquisition date.

(D)	Write-off of deferred financing costs in connection with the pay-down of long-term debt.

(E)	Losses (gains) and other charges in 2008 principally relate to restructuring related costs associated with the Arrow acquisition.

(F)	Results have been presented using basic weighted average shares with the impact of dilution on income excluding special charges and losses (gains) and other charges reflected separately. In accordance with SFAS 128, if income from continuing operations is a loss no potential common shares are included in the computation of diluted per share amounts because inclusion would result in an anti-dilutive per share amount.
Diluted earnings per share information is presented on a rounded basis, which may cause minor differences.

7

TELEFLEX INCORPORATED AND SUBSIDIARIES
Amounts Attributable to Common Shareholders
Adjusted Income from Continuing Operations, Net of Tax
And Diluted Earnings Per Share
To Reflect Discontinued Operations
(Unaudited)

	2009 Quarters				2009 Year to Date
	March 29		June 28		June 28
	(Dollars in thousands, except per share)
		EPS		EPS		EPS
Amounts attributable to common shareholders:

Income from continuing operations, net of tax	$24,861	$0.62	$34,217	$0.86	$59,078	$1.48
Restructuring and other impairment charges, net of tax (A)	1,747	0.04	11,050	0.28	12,797	0.32
Tax adjustments (B)	—	—	(4,305)	(0.11)	(4,305)	(0.11)
Losses and other charges, net of tax (C)	2,015	0.05	316	0.01	2,331	0.06

Income from continuing operations, net of tax excluding restructuring and other impairment charges, net of tax, tax adjustments and losses and other charges, net of tax	$28,623	$0.72	$41,278	$1.03	$69,901	$1.75

(A)	Restructuring and impairment charges for the three and six month periods ended June 28 includes goodwill and intangible impairments of approximately $8.2 million, net of tax.

(B)	Tax adjustments for the three and six month periods ended June 28 represent a benefit from the net reduction in income tax reserves and discrete tax benefits related primarily to the expiration of the statute of limitations for various uncertain tax positions, the settlement of tax audits, and adjustments to previously filed tax returns.

(C)	Losses and other charges includes the loss on sale of the Gauge business of $1.6 million, net of tax for the three month period ended March 29 and the six month period ended June 28 and integration costs totaling $0.7 million, net of tax through the six month period ended June 28.
Diluted earnings per share information is presented on a rounded basis, which may cause minor differences.

8